Exhibit 5.1

Linklaters LLP 1290 Avenue of the Americas New York, NY 10104 Telephone (+1) 212 903 9000 Facsimile (+1) 212 903 9100

Intapp, Inc.

3101 Park Blvd

Palo Alto, California 94306

July 8, 2025

Ladies and Gentlemen:

We have acted as counsel to Intapp, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-8 (the “Registration Statement”) and the rules and regulations thereunder, relating to the registration of an additional 5,389,270 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), that may be issued by the Company pursuant to the Intapp, Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”) and the Intapp, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”), each as previously approved by the Board of Directors of the Company (together, the “Plans”). The Shares are to be issued by the Company upon grant, vesting or exercise of certain stock-based awards (the “Awards”) to be granted pursuant to the Plans. This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion as ot the effect of the laws of any other State of the United States or the laws of any other jurisdiction.

We have participated in the preparation of the Registration Statement and have examined originals or copies of such certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion, including, without limitation: (i) the Amended and Restated Certificate of Incorporation of the Company, as amended to date; (ii) the Amended and Restated Bylaws of the Company; (iii) certain resolutions of the Board of Directors of the Company relating to the authorization and issuance of the Awards and the Shares; (iv) certain resolutions of the Company’s stockholders relating to the adoption of the Plans; (v) the Plans; and (vii) the Registration Statement, together with the other exhibits filed as a part thereof.

We have assumed the accuracy of certificates of public officials and officers of the Company, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies, assumptions that we have not independently verified.

In our opinion:

1. The Shares have been duly authorized by the Company and, when and to the extent issued and delivered by the Company in accordance with the terms of the Awards and the Plans and paid for in full in accordance with the terms of the Plans and Awards, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement to be submitted by Intapp, Inc. on the date hereof. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Linklaters LLP

Linklaters LLP

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